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Exhibit 10.7

STOCK OPTION AGREEMENT
(Time Option/Performance Option)

        This Stock Option Agreement (the "Agreement"), dated as of October 15, 2004 (the "Grant Date"), is made by and between Rockwood Holdings, Inc., a Delaware corporation (hereinafter referred to as the "Company"), and Thomas J. Riordan, an employee of the Company or a Subsidiary or an Affiliate (as defined below) of the Company, hereinafter referred to as "Optionee."

        WHEREAS, the Committee (as defined in the Plan), appointed to administer the Plan, has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Optionee an option to purchase shares of its common stock, par value $0.01 per share (the "Common Stock") as an incentive for increased efforts during the Optionee's term of employment with the Company or its Subsidiaries or Affiliates;

        NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I
DEFINITIONS

        Whenever the following terms are used in this Agreement, they shall have the meaning specified in the Plan or below unless the context clearly indicates to the contrary.

Section 1.1.    —Affiliate

        "Affiliate" shall mean, with respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board of Directors of the Company in which the Company or an Affiliate has an interest.

Section 1.2.    —Cause

        'Cause" shall mean (i) the Optionee's willful and continued failure to perform duties, which are within the control of the Optionee and consistent with such Optionee's title and position, that is not cured within 15 days following written notice of such failure, (ii) the Optionee's conviction of or plea of guilty or no contest to a (x) felony or (y) crime involving moral turpitude, (iii) the Optionee's willful malfeasance or misconduct which is injurious to the Company or its Subsidiaries, other than in a manner that is insignificant or inconsequential, (iv) a breach by Optionee of the material terms of the Management Stockholder's Agreement concerning any non-compete, non-solicitation or confidentiality, following notice of such breach (which notice may be oral or written) or (v) any violation by the Optionee of any material written Company policy after written notice of such breach, if such violation is shown by the Company to be reasonably expected to result in material injury to the business, reputation or financial condition of the Company.

Section 1.3.    —Change of Control

        "Change of Control" shall mean (i) sales of all or substantially of the assets of the Company to a Person who is not Kohlberg Kravis Roberts & Co. Ltd ("KKR") or an affiliate of KKR (collectively, the "KKR Partnerships"), (ii) a sale by KKR or any of its respective affiliates resulting in more than 50% of the voting stock of the Company being held by a Person or Group that does not include KKR or any of its respective affiliates, or (iii) a merger, consolidation, recapitalization or reorganization of the Company with or into another Person which is not an affiliate of KKR; if, and only if, as a result of any of the foregoing events in clauses (i), (ii) or (iii) above, the KKR Partnerships lose the ability, without the approval of any Person (applicable to the respective foregoing events in clauses (i), (ii) or (iii) above) who is not an affiliate of KKR, to elect a majority of the Board of Directors ("Board") of the Company (or the resulting entity). Notwithstanding the foregoing, if any of the transactions described in clauses (i), (ii) or (iii) of the preceding sentence shall occur and the other Person involved in such transaction (or its ultimate parent entity) is an operating company controlled by KKR or an affiliate of KKR prior to such transaction (an "Alternate KKR Entity"), then the determination of whether a change of control has occurred shall be made by determining whether an event set forth in clauses (i), (ii) or (iii) above has occurred (including the ability to elect a majority of the Board) if the Alternate KKR Entity is treated as being unaffiliated with KKR and by treating the voting power of the Alternate KKR Entity in the Company (or the resulting entity) as if it were held by a Person unaffiliated with KKR.

Section 1.4.    —Code

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

Section 1.5.    —Financial Statement Approval Date

        "Financial Statement Approval Date" shall mean the date on which the audited financial statements of the Company for any given Fiscal Year have been finally approved by the auditing firm engaged by the Company to review such statements (which approval shall in no event occur later than March 31 of the calendar year immediately following the applicable Fiscal Year).

Section 1.6.    —Fiscal Year

        "Fiscal Year" shall mean each fiscal year of the Company.

Section 1.7.    —Good Reason

        "Good Reason" shall mean, without the Optionee's consent, (i) a reduction in the Optionee's base salary or annual bonus opportunity (other than a reduction in base salary that is offset by an increase in bonus opportunity upon the attainment of reasonable financial targets, which reduction may not exceed 10% of the Optionee's base salary in any 12 month period), (ii) a substantial reduction in the Optionee's duties and responsibilities, which continues beyond 15 days after written notice by the Optionee to the Company of such reduction, (iii) the elimination or reduction of the Optionee's eligibility to participate in the Company's benefit programs that is inconsistent with the eligibility of similarly situated employees of the Company to participate therein, (iv) a transfer of the Optionee's primary workplace by more than 35 miles from the current workplace, (v) any serious chronic mental or physical illness of an immediate family member that requires the Optionee to terminate his or her employment with the Company because of a substantial interference with his or her duties at the Company or (vi) any failure by the Company to pay when due any payment owed to the Optionee within 15 days after the date such payment becomes due.

Section 1.8.    —Group

        "Group" shall mean two or more Persons acting together as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Company.

Section 1.9.    —Initial Vesting Date

        "Initial Vesting Date" shall mean the Grant Date.

Section 1.10.    —Interim Termination Event

        "Interim Termination Event" shall mean any event that terminates the Optionee's employment described in Section 3.2(b) or (c) below, which occurs after December 31 of any given calendar year but prior to the Financial Statement Approval Date occurring in the immediately following calendar year.

Section 1.11.    —Management Stockholder's Agreement

        "Management Stockholder's Agreement" shall mean that certain Amended and Restated Management Stockholder's Agreement dated as of October 15, 2004 between the Optionee and the Company.

Section 1.12.    —Options

        "Options" shall mean the Time Option (which shall, in part and to the extent permitted by applicable law and as set forth on the signature page hereto, be an "incentive stock option," within the meaning of Section 422 of the Code) and the Performance Option (which shall in its entirety be an option that is not an incentive stock option) to purchase Common Stock granted under this Agreement. To the extent that, for any reason, an Option intended to be an incentive stock option does not qualify as an incentive stock option, it shall be deemed an Option that is not an incentive stock option.

Section 1.13.    —Performance Option

        "Performance Option" shall mean an Option with respect to which the commencement of exercisability is governed by Section 3.1(b) hereof.

Section 1.14.    —Performance Target

        "Performance Target" shall have the meaning as set forth in Appendix A attached hereto.

Section 1.15.    —Permanent Disability

        "Permanent Disability" shall mean a determination, made at the request of the Optionee or upon the reasonable request of the Company set forth in a notice to the Optionee, by a physician selected by the Company and the Optionee, that the Optionee is unable to perform his duties as an employee of the Company or its Subsidiaries and in all reasonable medical likelihood such inability will continue for a period in excess of 180 days.

Section 1.16.    —Person

        "Person" shall mean "person," as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (or any successor section thereto).

Section 1.17.    —Plan

        "Plan" shall mean the Amended and Restated 2003 Stock Purchase and Option Plan for Rockwood Holdings, Inc. and Subsidiaries, as amended from time to time.

Section 1.18.    —Pronouns

        The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 1.19.    —Retirement

        "Retirement" shall mean retirement at age 65 or over (or such other age as may be approved by the Board of Directors of the Company) after having been employed by the Company or a Subsidiary for at least three years.

Section 1.20.    —Secretary

        "Secretary" shall mean the Secretary of the Company.

Section 1.21.    —Time Option

        "Time Option shall mean an Option with respect to which the commencement of exercisability is governed by Section 3.1(a) hereof.

Section 1.22.    —Vesting Date

        "Vesting Date" shall mean each anniversary of the Initial Vesting Date on which the Time Option becomes exercisable pursuant to Section 3.1(a)(i) hereof.

ARTICLE II
GRANT OF OPTIONS

Section 2.1.    —Grant of Options

        For good and valuable consideration, on and as of the date hereof the Company irrevocably grants to the Optionee a Time Option and/or a Performance Option to purchase any part or all of an aggregate of the number of shares set forth with respect to each such Option on the signature page hereof of its Common Stock upon the terms and conditions set forth in this Agreement.

Section 2.2.    —Exercise Price

        Subject to Section 2.4, the exercise price of the shares of Common Stock covered by the Options shall be $500.00 per share without commission or other charge (which is the fair market value per share of the Common Stock on the Grant Date).

Section 2.3    —No Guarantee of Employment

        Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any Subsidiary or Affiliate or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which are hereby expressly reserved, to terminate the employment of the Optionee at any time for any reason whatsoever, with or without Cause.

Section 2.4.    —Adjustments in Options Pursuant to Merger, Consolidation, etc.

        Subject to Sections 8 and 9 of the Plan, in the event that the outstanding shares of the stock subject to an Option, are, from time to time, changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares, or other corporate event, the Committee shall make, as appropriate and equitable, an adjustment in the number and kind of shares and/or the amount of consideration as to which or for which, as the case may be, such Option, or portions thereof then unexercised, shall be exercisable and/or, other than in an event that is a Change of Control, shall pay to the Optionee a dividend in respect of the shares of Common Stock subject to the Option, in any event in order to allow the Optionee to participate in such corporate event in an equitable manner. Any such adjustment made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons.

ARTICLE III
PERIOD OF EXERCISABILITY

Section 3.1.    —Commencement of Exercisability

          (a)    Time Option.

            (i)    So long as the Optionee continues to be employed by the Company or its Subsidiaries, the Time Option shall become exercisable pursuant to the following schedule:

Date Time Option Becomes Exercisable	Percentage of Time Option Shares Granted As to Which Time Option Is Exercisable

After the first anniversary of the Initial Vesting Date	20%
After the second anniversary of the Initial Vesting Date	40%
After the third anniversary of the Initial Vesting Date	60%
After the fourth anniversary of the Initial Vesting Date	80%
After the fifth anniversary of the Initial Vesting Date	100%

            (ii)   That portion of the Option intended to be an "incentive stock option" within the meaning of Section 422 of the Code ("ISO") and that portion of the Option that is not intended to be an ISO ("NQSO") shall each become exercisable ratably in accordance with the above schedule. For example, following the first anniversary of the Initial Vesting Date, 20% of the ISOs and 20% of the NQSOs shall be exercisable, while 40% of the ISOs and 40% of the NQSOs shall be exercisable following the second anniversary of the Initial Vesting Date, and so on.

            (iii)  Notwithstanding the foregoing, the Time Option shall become immediately exercisable as to 100% of the shares of Common Stock subject to such Time Option immediately prior to a Change of Control (but only to the extent such Time Option has not otherwise terminated or become exercisable).

          (b)    Performance Option.

            (i)    The Performance Option shall become exercisable with respect to 20% of the shares of Common Stock subject to such Performance Option in respect of each Fiscal Year (beginning with the 2004 Fiscal Year) upon the achievement by the Company of the Performance Target established in respect of each such Fiscal Year and set forth on Appendix A attached hereto; provided, however, that such Performance Option shall only become exercisable as to 20% of the shares of Common Stock subject to such Performance Option (each such 20% of the shares, a "Tranche") on December 31 of each such Fiscal Year upon the occurrence of the Financial Statement Approval Date applicable to such Fiscal Year so long as either (i) the Optionee remains employed with the Company on the applicable Financial Statement Approval Date or (ii) an Interim Termination Event occurs between such December 31 and the applicable Financial Statement Approval Date. If the Company does not achieve its Performance Target for any given Fiscal Year (a "Missed Year"), the Performance Option shall not become exercisable in respect of such Fiscal Year, as set forth in the immediately preceding sentence; provided, however, that if the Company achieves the Performance Target as established for any Fiscal Year subsequent to a Missed Year, then any prior percentage of the Performance Option (the exercisability of which had not previously occurred) in respect of prior Missed Years shall become exercisable (but only to the extent such Performance Option has not otherwise terminated or become exercisable). Notwithstanding the foregoing, the Performance Option shall become exercisable as to 100% of the shares of Common Stock subject to such Performance Option (to the extent such Performance Option has not otherwise terminated or become exercisable) on the eighth anniversary of the Grant Date.

            (ii)   Notwithstanding the foregoing, upon the occurrence of a Change of Control prior to December 31, 2008, the Performance Option (to the extent such Performance Option has not otherwise terminated) shall be exercisable with respect to the number of shares of Common Stock equal to the total number of shares of Common Stock subject to the Performance Option multiplied by a fraction, (i) the numerator of which is the number of shares of Common Stock that have previously become exercisable in respect of prior Fiscal Years, plus, with respect to the Tranche that could have become vested in respect the Fiscal Year in which the Change of Control occurs, if the Board determines, in its good faith discretion that, as of the date of the Change of Control, the Company would, but for the Change of Control, have achieved the Performance Target for such year, a pro rata portion of such Tranche (based on the number of days that have elapsed in such Fiscal Year through the date of the Change of Control, relative to 365 days) (the "Pro-Rata Fiscal Year") and (ii) the denominator of which is the maximum number of shares that could have become vested in such completed Fiscal Years (whether or not they actually vested), plus a pro-rata portion of the maximum number of shares that could have become vested for the Fiscal Year in which the Change of Control occurred. (See Exhibit I for an example of the application of this Section 3.1(b)(ii).) Notwithstanding the foregoing provisions of this Section 3.1(b), if the Board determines, in its good faith discretion, that, as of the date of the Change of Control, the Company achieved the applicable Performance Target set forth in Appendix A hereto, the Option shall become exercisable in full. The Board shall make such determination based on an interpolation of the applicable Fiscal Year goals set forth in Appendix A.

          (c)   Notwithstanding the foregoing, no Option which does not otherwise become exercisable in accordance with Section 3.1(b)(i) above shall become exercisable as to any additional shares of Common Stock following the termination of employment of the Optionee for any reason, and any Option which is non-exercisable as of the Optionee's termination of employment (other than any Option which becomes exercisable in accordance with Section 3.1(b)(i)) shall be immediately cancelled.

Section 3.2.    —Expiration of Options

        Except as otherwise provided in Section 5 or 6 of the Management Stockholder's Agreement, the Optionee may not exercise the Options to any extent after the first to occur of the following events:

          (a)   The tenth anniversary of the Grant Date;

          (b)   The tenth anniversary of the Grant Date if the Optionee's employment is terminated by reason of death or Permanent Disability;

          (c)   The first anniversary of the date of the Optionee's termination of employment by reason of Retirement, by the Company or any of its Subsidiaries without Cause (other than by reason of Permanent Disability) or by the Optionee for Good Reason;

          (d)   The date of an Optionee's termination of employment with the Company or any of its Subsidiaries by the Optionee for any reason other than as set forth in Section 3.2(b) or (c) above (without regard to Section 5 or 6 of the Management Stockholder's Agreement);

          (e)   The date of an Optionee's termination of employment by the Company or any of its Subsidiaries for Cause;

          (f)    The date the Option is terminated pursuant to Section 5 or 6 of the Management Stockholder's Agreement; or

          (g)   If the Committee so determines pursuant to Section 9 of the Plan, the effective date of either the merger or consolidation of the Company into another Person, or the exchange or acquisition by another Person of all or substantially all of the Company's assets or 80% or more of its then outstanding voting stock, or the recapitalization, reclassification, liquidation or dissolution of the Company. At least ten days prior to the effective date of such merger, consolidation, exchange, acquisition, recapitalization, reclassification, liquidation or dissolution, the Committee shall give the Optionee notice of such event if the Option has then neither been previously fully exercised nor become unexercisable under this Section 3.2.

ARTICLE IV
EXERCISE OF OPTIONS

Section 4.1.    —Person Eligible to Exercise

        Except as otherwise provided in the Management Stockholder's Agreement, during the lifetime of the Optionee, only he may exercise an Option or any portion thereof. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Optionee's will or under the then applicable laws of descent and distribution.

Section 4.2.    —Partial Exercise

        Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole shares of Common Stock only.

Section 4.3.    —Manner of Exercise

        An Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary or his office all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

          (a)   Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised and indicating the extent to which the portion of the Option being exercised constitutes Incentive Stock Options, such notice complying with all applicable rules established by the Committee;

          (b)   Full payment (in cash, by check or by a combination thereof) for the shares with respect to which such Option or portion thereof is exercised;

          (c)   A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the shares of stock are being acquired for his own account, for investment and without any present intention of distributing or reselling said shares except as may be permitted under the Securities Act of 1933, as amended (the "Act"), and then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations;

          (d)   Full payment to the Company of all amounts which, under federal, state or local law, it is required to withhold upon exercise of the Option; and

          (e)   In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on exercise of an Option does not violate the Act and may issue stop-transfer orders covering such shares. Share certificates evidencing stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of subsection (c) above and the agreements herein. The written representation and agreement referred to in subsection (c) above shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Act and such registration is then effective in respect of such shares. In addition to the foregoing, after a Public Offering (as defined in the Management Stockholder's Agreement), the Optionee may, in the Committee's good faith discretion, make payment of the exercise price (as required in Section 4.3(b) above) in shares of Common Stock that the Optionee has held for at least six months or otherwise pursuant to an irrevocable broker loan program established in accordance with applicable law.

Section 4.4.    —Conditions to Issuance of Stock Certificates

        The shares of stock deliverable upon the exercise of an Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares, which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

          (a)   The obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable; and

          (b)   The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.

Section 4.5.    —Rights as Stockholder

        The holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of the Option or any portion thereof unless and until certificates representing such shares shall have been issued by the Company to such holder.

ARTICLE V
MISCELLANEOUS

Section 5.1    —Administration

        The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options. In its absolute discretion, the Board of Directors may, at any time and from time to time, exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2    —Options Not Transferable

        Except as provided in the Management Stockholder's Agreement, neither the Options nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 5.3.    —Shares to Be Reserved

        The Company shall, at all times during the term of the Options, reserve and keep available such number of shares of stock as will be sufficient to satisfy the requirements of this Agreement.

Section 5.4.    —Notices

        Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionee shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to him. Any notice that is required to be given to the Optionee shall, if the Optionee is then deceased, be given to the Optionee's personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.4. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 5.5.    —Titles

        Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 5.6.    —Applicability of Plan and Management Stockholder's Agreement

        The Options and the shares of Common Stock issued to the Optionee upon exercise of the Options shall be subject to all of the terms and provisions of the Plan and the Management Stockholder's Agreement, to the extent applicable to the Options and such shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control. In the event of any conflict between this Agreement or the Plan and the Management Stockholder's Agreement, the terms of the Management Stockholder's Agreement shall control.

Section 5.7.    —Amendment

        This Agreement may be amended only by a writing executed by the parties hereto that specifically states that it is amending this Agreement.

Section 5.8.    —Governing Law

        The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 5.9.    —Arbitration

        In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted in New York expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. If the parties are unable to agree on the selection of an arbitrator, then any party may petition the American Arbitration Association for the appointment of the arbitrator, which appointment shall be made within ten days of the petition therefor. Either the Company or the Optionee may institute such arbitration proceeding by giving written notice to the other party. The arbitrator shall hold a hearing within 30 days of his or her appointment. In preparation for their presentation at such hearing, each party may depose a maximum of four people. Each such deposition shall last no more than six hours. Each side may file with the arbitrator one brief, not in excess of 30 pages, excluding exhibits. Each side shall have no more than eight hours to present its position to the arbitrator. The hearing shall be no more than three days in length. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator's reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

[signatures on next page]

        IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

ROCKWOOD HOLDINGS. INC.
	By Its:	/s/ MICHAEL W. VALENTE Assistant Secretary
OPTIONEE:
/s/ THOMAS J. RIORDAN Thomas J. Riordan
100 Overlook Center
Princeton, NJ 08540 Address
Aggregate number of shares of Common Stock for which the Time Option granted hereunder is exercisable (50% of total number of shares):
1,000, of which 200 shall be incentive stock options and 800 shall be non-qualified stock options.
Aggregate number of shares of Common Stock for which the Performance Option granted hereunder is exercisable (50% of total number of shares):
1,000, all of which shall be non-qualified stock options.

Appendix A
Performance Targets

        The Performance Targets are based on the Company's achievement of the following implied equity values calculated as 8.0x the applicable fiscal year's Consolidated EBITDA (as defined below), minus the year-end Net Debt (as defined below, and, with Consolidated EBITDA, "Equity Values"):

Fiscal Year	Equity Values
2004:	$868.7 million
2005:	$1,290.1 million
2006:	$1,822.2 million
2007:	$2,401.6 million
2008:	$2,785.0 million

For purposes hereof,

          (a)   "Consolidated EBITDA" is as defined in the Credit Agreement dated as of July 30, 2004 among Rockwood Specialties Group, Inc., Rockwood Specialties Limited, Rockwood Specialties International, Inc., the lenders party thereto, Credit Suisse First Boston, acting through its Cayman Islands Branch, as administrative agent and collateral agent, and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as co-syndication agents thereunder, filed as Exhibit 10.1 to Rockwood Specialties Group, Inc.'s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 4, 2004 ("Credit Agreement").

          (b)   "Net Debt" is "Consolidated Total Debt" as defined in the Credit Agreement, plus (i) all net indebtedness of Rockwood Specialties International, Inc. and Rockwood Specialties Consolidated, Inc. for borrowed money outstanding on such date and (ii) all Capitalized Lease Obligations of Rockwood Specialties International, Inc. and Rockwood Specialties Consolidated, Inc. outstanding on such date.

        The Board shall, in good faith, fairly and appropriately adjust the effect(s) of any significant acquisitions, divestitures, foreign exchange movements, changes in capital structure, and other non-recurring or extraordinary events that may affect the Equity Values, based on an objective determination that such an adjustment is reasonably necessary. The Board's determination of such adjustment shall be based on the Company's accounting as set forth in its books and records and on the financial plan of the Company pursuant to which the Equity Values were originally established.

Exhibit I
Example

Assumptions:

(1)
100 shares of stock subject to the option (irrespective of whether such options have previously been exercised).

(2)
FY 2004 Performance Target achieved, the option vested, and was exercised, as to 20 shares.

(3)
FY 2005 Performance Target not achieved.

(4)
FY 2006: Change of Control occurs mid-year; Board determines the Company is on target to achieve FY 2006 Performance Target.

Result:

        Based on the special Change of Control vesting schedule, the proportion of the total shares subject to the option (irrespective of any prior exercise) is determined as follows:

Total Shares subject to option 100	Change of Control Vesting Fraction 20 + 10 50	=	60 shares

Since 20 shares have already vested, an additional 40 shares of the original 100 shares would become vested upon the Change of Control.

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  Exhibit 10.7